Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:
Questcor Pharmaceuticals, Inc.
James L. Fares
President & Chief Executive Officer
510-400-0700

QUESTCOR ANNOUNCES FINANCIAL RESULTS FOR
THE QUARTER AND YEAR ENDED DECEMBER 31, 2004

Union City, CA — March 9, 2005 — Questcor Pharmaceuticals, Inc. (AMEX:QSC), a specialty pharmaceutical company that acquires, markets and sells brand name prescription drugs for neurological and gastrointestinal use through a U.S. direct sales force and international distributors, announced today financial results for the quarter and year ended December 31, 2004.

Financial Results for the Quarter Ended December 31, 2004

•	Total revenue for the fourth quarter of 2004 was $5,297,000, an increase of 16% from total revenue of $4,570,000 in the fourth quarter of 2003 and a 37% increase from total revenue of $3,869,000 in the third quarter of 2004.

•	Net income for the fourth quarter of 2004 was $511,000, compared to net income of $324,000 in the fourth quarter of 2003 and net loss of $1,366,000 in the third quarter of 2004.

•	Net income applicable to common shareholders for the fourth quarter of 2004 was $343,000, compared to net income applicable to common shareholders of $129,000 in the fourth quarter of 2003 and net loss applicable to common shareholders of $1,534,000 in the third quarter of 2004.

•	Operating costs and expenses for the fourth quarter of 2004 were higher when compared to the fourth quarter of 2003 primarily due to increased Acthar manufacturing site transfer expenses and higher distribution costs, and lower when compared to the third quarter of 2004, which included charges for severance and related costs associated with the departure of Questcor’s former CEO during the third quarter of 2004.

Financial Results for the Year Ended December 31, 2004

•	Total revenue for the year ended December 31, 2004 was $18,404,000, an increase of 31% from total revenue of $14,063,000 for the year ended December 31, 2003.

•	Net product sales for the year ended December 31, 2004 were $18,404,000, an increase of 35% from net product sales of $13,655,000 for the year ended December 31, 2003.

Net product sales in 2004 include a full year of sales of Nascobal, which Questcor acquired in June 2003.

•	Net loss for the year ended December 31, 2004 was $832,000, compared to net loss of $3,791,000 for the year ended December 31, 2003.

•	Net loss applicable to common shareholders for the year ended December 31, 2004 was $1,508,000, compared to net loss applicable to common shareholders of $5,947,000 for the year ended December 31, 2003.

•	Operating costs and expenses for the year ended December 31, 2004 were higher when compared to the year ended December 31, 2003, primarily due to approximately $920,000 in charges for severance and related costs associated with the departure of Questcor’s former CEO incurred in the third quarter of 2004, and higher distribution costs and regulatory fees.

     “We are very pleased with both our fourth quarter and full-year 2004 results,” stated James L. Fares, President and CEO. “In addition to the significant contribution from a full year of Nascobal sales, revenues also benefited from increases over 2003 in net product sales of Acthar and Ethamolin. We were also able to maintain relatively stable operating expenses year to year, excluding the impact of severance and related charges in the third quarter of 2004. With positive EBITDA for both the quarter and year ended December 31, 2004, we have achieved our goals of increasing total revenues and improving EBITDA as compared to 2003.”

     “Successful specialty pharmaceutical companies typically focus their efforts in limited therapeutic areas,” Mr. Fares said. “This requires focusing promotional efforts, product development programs and overall company resources. Although Questcor made progress in 2004, I believe we can achieve greater success with a more focused approach. We are therefore currently reviewing our strategy and areas of therapeutic focus, and we look forward to updating our shareholders in the near future as our strategy sharpens in focus.”

Revenue Trends

     Questcor’s four principal products in 2004 were H.P. Acthar® Gel, Nascobal®, Ethamolin® and VSL#3®. Increased net sales in fiscal year 2004 are largely due to a full year of Nascobal sales. Questcor acquired Nascobal in June 2003, and commenced shipments in July 2003. Net product sales of Acthar, Ethamolin and VSL#3 were also higher as compared to 2003. Fourth quarter net product sales of Nascobal increased over the third quarter of 2004, due in part to increased demand. Fourth quarter sales of and demand for Acthar increased significantly as compared to each previous quarter in 2004. Although this higher level of Acthar volume may not continue, sales data indicate that it has been sustained through February 2005. Ethamolin sales increased in the fourth quarter of 2004, after declining over the previous two quarters. Fourth quarter VSL#3 sales were comparable to sales in the third quarter of 2004. In January 2005, Questcor’s co-promotion agreement with Sigma-Tau Pharmaceuticals for VSL#3 expired, in accordance with its terms.

Expense Trends

     Operating expenses for the year ended December 31, 2004 were comparable to 2003, excluding the approximately $920,000 in severance-related expenses incurred in the third quarter of 2004. Increased expenses in 2004 for distribution, regulatory fees and market research and marketing planning were partially offset by lower professional fees and the inclusion in 2003 results of expenses associated with the closure of a distribution facility.

Outlook for 2005

     In 2005, Questcor expects product sales to continue to fluctuate from quarter to quarter, due to fluctuations in demand and inventory levels at the wholesale level, and the focus of its promotional efforts. Sales data indicate that the increase in Acthar volume experienced in the fourth quarter has been sustained through February 2005; however, this increase may not continue.

     Questcor is reviewing its strategy and areas of therapeutic focus, including its promotional efforts, product development programs and overall company resources.

Other Events

     R. Jerald Beers, Vice President of Sales and Marketing, has resigned his position with Questcor to pursue other opportunities.

Year ended December 31, 2004 Conference Call

     Questcor will be hosting a conference call to discuss these results on Wednesday, March 9, 2005 at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time). Please call the following numbers to participate: (800) 741-6056 (domestic) or (706) 679-3280 (international) and use conference ID number 4387139. Participants are asked to call the above numbers 5-10 minutes prior to the starting time.

     This call is being webcast by Thompson/CCBN and can be accessed at Questcor’s website at www.questcor.com. The webcast is also being distributed through the Thompson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at www.fulldisclosure.com, Thompson/CCBN’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thompson’s password-protected event management site, StreetEvents (www.streetevents.com).

     A telephonic replay of this call will be available from 2:00 p.m. Eastern Time on Wednesday, March 9, 2005 through 11:59 p.m. Eastern Time on Wednesday, March 16, 2005. Please call (800) 642-1687 (domestic) or (706) 645-9291 (international) and use conference ID number 4387139.

About Questcor

     Questcor Pharmaceuticals, Inc.® (AMEX: QSC) is a specialty pharmaceutical company that acquires, markets and sells brand name prescription drugs for neurological and gastrointestinal use through a U.S. direct sales force and international distributors. Questcor currently markets four products in the U.S.: H.P. Acthar® Gel (repository corticotropin injection), an injectable drug that is commonly used for certain neurological conditions; Nascobal®, the only prescription nasal gel formulation of Cyanocobalamin USP (Vitamin B12), that is approved for patients with B12 deficiency caused by malabsorptive disorders resulting from structural or functional damage, such as bariatric surgery, Crohn’s disease and certain neurological conditions; Ethamolin® (Ethanolamine Oleate), an injectable drug used to treat enlarged weakened blood vessels at the entrance to the stomach that have recently bled, known as esophageal varices; and Glofil-125®, which is an injectable agent that assesses how well the kidney is working by measuring glomerular filtration rate, or kidney function.

Note: Except for the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties. Such statements are subject to certain factors, which may cause Questcor’s results to differ from those reported herein. Factors that may cause such differences include, but are not limited to, Questcor’s ability to accurately forecast and create the demand for each of its products, the gross margins achieved from the sale of those products, Questcor’s ability to enforce its exchange policy, the accuracy of the prescription data purchased from independent third parties by Questcor, the sell through by Questcor’s distributors, the inventories carried by Questcor’s distributors, and the expenses and other cash needs for the upcoming periods, Questcor’s ability to obtain finished goods from its sole source contract manufacturers on a timely basis if at all, Questcor’s need for additional funding, uncertainties regarding Questcor’s intellectual property and other research, development, marketing and regulatory risks, and, to the ability of Questcor to implement its strategy and acquire products and, if acquired, to market them successfully as well as the risks discussed in Questcor’s report on Form 10-K for the calendar year ended December 31, 2003 and other documents filed with the Securities and Exchange Commission. The risk factors and other information contained in these documents should be considered in evaluating Questcor’s prospects and future financial performance.

Questcor undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Table to follow on next page.

Questcor Pharmaceuticals, Inc.
Selected Consolidated Balance Sheet Information
(In thousands)

	December 31,	December 31,
	2004	2003 (1)
	(unaudited)
Cash, cash equivalents and short-term investments	$8,729	$3,220
Working capital(2)	5,082	4,352
Total assets	28,173	22,929
Convertible debentures ($4 million face value, net of deemed discount) due March 2005, long-term	—	3,402
Preferred stock, Series A	5,081	5,081
Shareholders’ equity	11,581	10,578

(1)	Derived from audited financial statements.

(2)	Working capital as of December 31, 2004 includes $3,897 ($4 million face value, net of deemed discount) of convertible debentures that were reclassified from long-term liabilities to current liabilities during the first quarter of 2004.

Questcor Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
	(unaudited)	(unaudited)	(unaudited)	(audited)
Revenues:
Net product sales	$5,297	$4,470	$18,404	$13,655
Technology, contract research, grant and royalty revenue	—	100	—	408

Total revenues	5,297	4,570	18,404	14,063
Operating costs and expenses:
Cost of product sales	1,070	953	3,730	3,573
Selling, general and administrative	2,593	2,450	10,631	10,400
Research and development	660	355	2,181	2,267
Severance and related expenses	—	—	920	—
Depreciation and amortization	303	335	1,208	1,157

Total operating costs and expenses	4,626	4,093	18,670	17,397

Income (loss) from operations	671	477	(266)	(3,334)
Non-cash amortization of deemed discount on convertible debentures	(130)	(131)	(522)	(522)
Interest expense, net	(108)	(72)	(342)	(104)
Other income (expense), net	13	(16)	21	(91)
Rental income, net	65	66	277	260

Net income (loss)	511	324	(832)	(3,791)
Non-cash deemed dividend related to beneficial conversion feature of Series B Preferred Stock	—	—	—	1,394
Dividends on Series B Preferred Stock	168	195	676	762

Net income (loss) applicable to common shareholders	$343	$129	$(1,508)	$(5,947)

Net income (loss) per common share applicable to common shareholders - basic	$0.01	$0.00	$(0.03)	$(0.14)

Net income (loss) per common share applicable to common shareholders - diluted	$0.01	$0.00	$(0.03)	$(0.14)

Weighted average shares of common stock outstanding - basic	51,168	44,546	50,844	41,884

Weighted average shares of common stock outstanding - diluted	53,359	44,546	50,844	41,884

     In addition to disclosing financial results prepared in accordance with accounting principles generally accepted in the United States (U.S. GAAP), Questcor is disclosing information regarding EBITDA, which is defined as earnings before net interest income (expense), taxes, depreciation and amortization, and non-cash amortization of deemed discount on convertible debentures. As required by the SEC concerning the use of non-GAAP measures, Questcor is providing the following reconciliation to net income (loss), which is the most directly comparable GAAP measure. Questcor presents EBITDA because it is a common alternative measure of performance that is used by management as well as investors when analyzing the financial position and operating performance of the Company. As EBITDA is a non-GAAP financial measure, it should not be considered in isolation or as a substitute for net income (loss) or any other GAAP measure. Because all companies do not calculate EBITDA in the same manner, Questcor’s definition of EBITDA may not be consistent with that of other companies.

Questcor Pharmaceuticals, Inc.
Reconciliation of GAAP Net Income (Loss) to Non-GAAP EBITDA
(in thousands)
(unaudited)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2004	2004	2003	2004	2003
GAAP net income (loss)	$511	$(1,366)	$324	$(832)	$(3,791)
Adjustments:
Net interest expense	108	94	72	342	104
Depreciation and amortization	303	306	335	1,208	1,157
Non-cash amortization of deemed discount on convertible debentures	130	130	131	522	522

Non-GAAP EBITDA - Positive (Negative)	$1,052	$(836)	$862	$1,240	$(2,008)